Exhibit 5.1

October 15, 2007	Michele D. Vaillancourt Direct Dial: (612) 604-6681 Direct Fax: (612) 604-6881 mvaillancourt@winthrop.com

Daktronics, Inc.

331 32nd Avenue South

Brookings, South Dakota 57006

Re:	Registration Statement on Form S-8 – Daktronics, Inc. 2007 Stock Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Daktronics, Inc., a South Dakota corporation (the “Company”), in connection with the registration by the Company of a total of 4,000,000 shares (the “Shares”) of its common stock, no par value, pursuant to the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on October 17, 2007 (the “Registration Statement”).

In connection therewith, we have examined (a) the Articles of Incorporation and Bylaws of the Company; (b) the corporate proceedings of the Company relative to its organization and to the authorization and issuance of the Shares; and (c) the Registration Statement and the prospectus prepared in connection with the Registration Statement (“Prospectus”).  In addition to such examination, we have reviewed such other proceedings, documents and records and have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

1.	The Company has been legally incorporated and is validly existing under the laws of the State of South Dakota.

2.	All necessary corporate action has been taken by the Company to authorize the issuance of the Shares.

3.     The Shares are validly authorized by the Company’s Articles of Incorporation and when issued and paid for as contemplated in the Registration Statement and Prospectus, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

WINTHROP & WEINSTINE, P.A.

By	/s/ Michele D. Vaillancourt

Michele D. Vaillancourt